CONSULTING AGREEMENT

This CONSULTING AGREEMENT made and entered into as of this 10th day of November 2010, by and between MOUNTAIN RENEWABLES INC., (the "CORPORATION"), and Robert Calamunci (the "EXECUTIVE").

WITNESSETH THAT:

WHEREAS, the Corporation desires to engage the Executive to perform the services hereinafter stated, and the Executive is willing to perform such services for  the Corporation for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

a.
Consulting Period.  The Corporation hereby agrees to appoint the Executive to serve as its VP of Finance, which shall be its Chief Financial Officer, and the Executive agrees to provide such services, on a part time basis, to the Corporation for the period beginning on November 10, 2010 and until such time as to be determined.

b.
Performance of Duties. The Executive agrees that, during the term of this Agreement,  he will serve in the capacity of Chief Financial Officer of the Corporation in the best interests of the Corporation, faithfully, efficiently and in a professional manner.  Without the senior managements’ consent (which consent shall not be unreasonably withheld), the Executive shall not serve as or be a consultant to or employee, officer, agent, or director of any corporation, partnership or other entity that is a competitor of the Corporation.

Specifically, as Chief Financial Officer, the Executive will be responsible for financial reporting and taxes, treasury and accounting operations, financial analysis, and, internal controls. His responsibility will be to manage and work with our auditors and senior management, and as such, policy and direction from them flow through the Executive to the company.

c.	Compensation. Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Executive shall be compensated by the Corporation for his services as follows:

(i)	Commencing on the effective date of the Agreement, the Executive shall receive a fee of $5,000.00 per month payable in check or wired during the term of this Agreement,
(ii)	Commencing on the effective date of the Agreement, the Executive shall receive an equity position in The Company in the amount of 100,000 shares of common stock, subject to restrictions.

d. Expense Reimbursement: During the term of the Executive’s services hereunder, the Company, upon the submission of reasonable supporting documentation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel.

e. Compensation Due Upon Termination.  All accrued compensation to be paid upon termination.

f. Voluntary Termination.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph “c” for periods after the date on which this Agreement is terminated by the Executive or the Corporation in writing..

g. Confidential Information and Competition.  Executive hereby acknowledges that he will or may be making use of, acquiring and adding to confidential information of a special and unique nature and value affecting and relating to the Company and its operations, including, but not limited to, the Company's Business, the identity of the Company's customers and suppliers, the names, addresses and phone numbers of representatives and Executives, mailing lists, computer runoffs, financial information, prices paid by the Company for inventory, selling prices of the Company's products, its business practices, marketing strategies, expansion plans, the Company's contracts, business records and other records, the Company's trade secrets, formulas, inventions, techniques used in the Company's Business, know-how and technologies, whether or not patentable, and other similar information relating to the Company and the Company's Business (all the foregoing regardless of whether same was known to Executive prior to the date hereof or is or becomes known to third parties is hereinafter referred to collectively as "Confidential Information"), all of which provides Company with a competitive advantage and none of which is readily available except to authorized representatives, agents and executives of Company.  The Executive further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and greatly affects the goodwill and effective and successful conduct of the Company's Business.  Accordingly, Executive hereby covenants and agrees that he will use the Confidential Information only for the benefit of the Company and shall not at any time, directly or indirectly, during the term of this Agreement or afterward, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others, including without limitation the solicitation of any executives, agents, representatives, consultants or suppliers of the Company or its successors and assigns.  Confidential Information shall not include information that is, or becomes, generally available to the public through no violation of this Agreement by Executive, or which is generally known within the industry.

For purposes of this Agreement, the Executive agrees that the fact the Executive had prior knowledge of a particular item of information encompassed within the Confidential Information, whether the same is or becomes generally known to the public, shall not permit the disclosure or use thereof, except as permitted in this Agreement.

a. Executive recognizes and acknowledges that the Company's Business is built upon the confidence of the customers and that all goodwill arising out of the Executive's acquaintances with customers shall be the sole and exclusive property of the Company.

b. Successors.  This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring all or substantially all of the Corporation's assets and business, whether by merger, consolidation, purchase of assets or otherwise.

c.     Non alienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive's estate, heirs, devisees, or trust beneficiaries upon his death.

d.
Waiver of Breach.  The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive.

e.	Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received.

f.
Amendment.  This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto  (and the Executive’s estate or beneficiaries upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.

g.	Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New Jersey.

h.	Termination. All of the provisions of this Agreement shall terminate after the termination of the Agreement.

IN WITNESS WHEREOF, the Executive and the Corporation have executed his Consulting Agreement as of the day and year first above written.

/s/ Kenneth A. Flatt, Jr.	Date: 11/10/10
Kenneth A. Flatt, Jr., CEO

/s/ Robert Calamunci	Date: 11/10/10
Robert Calamunci, CFO